Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics’ FOLOTYN™ Demonstrates Activity in Patients with Relapsed or Refractory Peripheral T-Cell Lymphoma Treated with Stem Cell Transplant

 — New Analysis of Pivotal PROPEL Trial Presented at 51st ASH Annual Meeting —

NEW ORLEANS, La. and WESTMINSTER, Colo., December 7, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported a new analysis of data from the Company’s pivotal PROPEL trial of FOLOTYN™ (pralatrexate injection) in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL). This indication is based on overall response rate. Clinical benefit such as improvement in progression free survival or overall survival has not been demonstrated. The analysis evaluated the outcomes of patients who received a stem cell transplant (SCT) before or after treatment with FOLOTYN. The results demonstrate that FOLOTYN may be a potential treatment option for patients who have progressed after receiving a prior autologous SCT and may also be a potential bridge to an autologous or allogeneic SCT following response to FOLOTYN therapy. These data were presented during a poster session at the 51st Annual Meeting of the American Society of Hematology (ASH) in New Orleans, LA.

Among the 109 patients in the PROPEL trial evaluable for response, 18 (17%) had received autologous SCT previously, including 8 (7%) who underwent autologous SCT as the most recent therapy prior to study enrollment. Sixty-three percent (5/8) of patients who received autologous SCT as their most recent therapy responded to treatment with FOLOTYN, including two complete responses (CRs). In patients who underwent autologous SCT at any time prior to treatment with FOLOTYN, an overall response rate (ORR) of 33% (6/18) was observed, suggesting single agent FOLOTYN can be an effective therapeutic option for patients who have progressed after being exposed to an intense transplant regimen. Importantly, the ORR to FOLOTYN for patients who had progressed after prior SCT was comparable to that of the ORR of 29% (32/109) observed in the overall PROPEL population.

Additionally, the data demonstrated that promising results were observed in patients who responded to treatment with FOLOTYN and proceeded to receive SCT as initial subsequent therapy. Of the 109 patients evaluable for response, 6 proceeded to SCT after responding to FOLOTYN. Four of the 6 patients had responded according to independent central review and 2 of the 6 patients had responded according to investigator assessment. Thus, responses to FOLOTYN permitted patients to proceed to a potential curative transplant option.

“Stem cell transplant may be offered with curative intent in patients with PTCL,” said Barbara Pro, M.D., associate professor, T-cell Lymphoma team leader at The University of Texas M D Anderson Cancer Center in Houston. “Patients with PTCL are recognized as having a poor prognosis; therefore, it is important to identify new tolerable agents with the ability to induce a response for relapsed or refractory patients. This analysis underscores the important role FOLOTYN may play for PTCL patients who have failed to respond to prior therapies, progressed after prior autologous stem cell transplant and as a bridge to stem cell transplant for patients who respond to FOLOTYN therapy.”

About PROPEL

The open-label, single-arm, multicenter, international Phase 2 clinical trial is the largest prospective study of its type ever conducted in patients with relapsed or refractory PTCL. PROPEL enrolled 115 patients with relapsed or refractory PTCL, 109 of whom were considered evaluable for efficacy according to the trial protocol. Patients were considered evaluable if they received at least one dose of FOLOTYN, their diagnosis of PTCL was confirmed by independent pathology review, and they had relapsed or refractory disease after at least one prior treatment. Patients were treated with FOLOTYN at 30 mg/m2 once weekly by IV push over 3-5 minutes for 6 weeks in 7-week cycles until disease progression or unacceptable toxicity. In addition, patients received 1mg of vitamin B12 intramuscularly every 8-10 weeks and 1.0-1.25 mg of folic acid orally on a daily basis.

The primary efficacy endpoint was overall response rate (complete response, complete response unconfirmed and partial response) as assessed by International Workshop Criteria (IWC). The key secondary efficacy endpoint was duration of response. Response assessments were scheduled at the end of cycle 1 and then every other cycle (every 14 weeks). Duration of response was measured from the first day of documented response to disease progression or death. Response and disease progression were evaluated by independent central review using the IWC.

Important Safety Information

Warnings and Precautions:

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If > Grade 2 mucositis is observed, omit or modify dose.

Patients should be instructed to take folic acid (1.0 -1.25 mg orally on a daily basis) and receive vitamin B12 (1 mg intramuscularly every 8-10 weeks) to potentially reduce treatment-related hematological toxicity and mucositis.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN, and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are > Grade 3, omit or modify dose.

Adverse Reactions:

The most common adverse reactions observed in PROPEL were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events (>3%), regardless of causality, were pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea and thrombocytopenia. Forty-four percent of patients experienced a serious adverse event while on study or within 30 days after their last dose of FOLOTYN. Twenty-three percent of patients discontinued treatment due to adverse reactions.

Drug Interactions:

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethaxazole) may result in delayed renal clearance.

Use in Specific Patient Population:

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

For additional important safety information, please see the full prescribing information for FOLOTYN at www.allos.com.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas (PTCL) are a diverse group of aggressive T-cell and natural killer (NK)-cell non-Hodgkin’s lymphomas (NHL) that account for approximately 10% to 15% of all newly diagnosed cases of NHL in the United States.(1)-(3) The American Cancer Society estimates that approximately 66,000 new cases of NHL were diagnosed in the U.S. in 2009. The Company estimates the current annual incidence of PTCL in the U.S. to be approximately 5,600 patients. The outcome of patients with PTCL is poor and the majority of patients ultimately have refractory disease to a variety of agents, including multi-agent chemotherapy with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or CHOP-like regimens. The 5-year overall survival rate for patients with PTCL is 25% to 40%, depending on sub-type.(4)-(5)

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN™ (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. Allos is also exploring the potential of FOLOTYN in other indications. Allos retains exclusive worldwide rights to FOLOTYN for all indications. Allos is headquartered in Westminster, CO. For additional information, please visit www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential for FOLOTYN to play an important role for PTCL patients who have progressed after prior autologous stem cell transplant or as a bridge to stem cell transplant for patients who respond to FOLOTYN therapy; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with developing adequate sales, marketing and distribution capabilities; the acceptance of FOLOTYN in the marketplace; the status of reimbursement from third party payers; the Company’s dependence on third party manufacturers; the Company’s compliance with applicable regulatory requirements, including the healthcare fraud and abuse laws and the Company’s post-marketing requirements; and the Company’s access to capital to support its future operations, including product development and commercialization plans for FOLOTYN. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

References:

(1)          The Non-Hodgkin’s Lymphoma Classification Project.  A clinical evaluation of the International Lymphoma Study Group classification of non-Hodgkin’s lymphoma. Blood. 1997;89(11):3909-3908.

(2)          Hennessy BT, Hanrahan EO, Daly PA. Non-Hodgkin lymphoma: an update [review]. Lancet Oncol. 2004;5(6):341-353.

(3)          O’Leary HM, Savage KJ. Novel therapies in peripheral T-cell lymphomas [review]. Curr Oncol Rep. 2008;134(5):202-207.

(4)          Savage KJ, Chhanabhai M, Gascoyne RD, et al. Characterization of peripheral T-cell lymphomas in a single North American institution by the WHO classification. Ann Oncol 2004;15(10):1467-75.

(5)          Savage KJ. Peripheral T-cell Lymphomas. Blood Rev. 2007;21:201-216.

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